Weinberg & Baer LLC
115 Sudbrook Lane, Baltimore, MD 21208
Phone (410) 702-5660

Mr. Zeev Kiper, President
Super Light Inc.
113 Barksdale Professional Center
Newark, DE 19711

Dear Mr. Kiper:

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation in the Registration Statement of Super Light Inc. on amended Form S-1 of our report on the financial statements of the Company as its registered independent auditor dated April 14, 2011, as of and for the periods ended March 31, 2011 and December 31, 2010 and 2009 and from inception. We further consent to the reference to our firm in the section on Experts.

Respectfully submitted,

/s/ Weinberg & Baer LLC

Weinberg & Baer LLC
Baltimore, Maryland
October 24, 2011